                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under The Securities Exchange Act Of 1934
                           (Amendment No. _____)/1/


                                 Depomed, Inc.
                               ----------------
                               (Name of Issuer)

                                 Common Stock
                        ------------------------------
                        (Title of Class of Securities)

                                   249908104
                                --------------
                                (CUSIP Number)

                                 June 13, 2001
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)





_____________________________
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 249908104                SCHEDULE 13G
-------------------
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Easton Hunt Capital Partners, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                          (a)  [_]
                                                          (b)  [_]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

   NUMBER OF        890,205
               -----------------------------------------------------------------
    SHARES      6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY         0
               -----------------------------------------------------------------
     EACH       7   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON          890,205
               -----------------------------------------------------------------
     WITH       8   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     890,205
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

            Depomed, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1360 O'Brien Drive
            Menlo Park, CA 94025

Item 2(a)   Name of Person Filing:

            Easton Hunt Capital Partners, L.P.

Item 2(b)   Address of Principal Business Offices:

            641 Lexington Avenue, 21/st/ Floor
            New York, NY 10022

Item 2(c)   Citizenship:

            Delaware

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            249908104

Item 3      If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

            (a) [_] Broker or dealer registered under Section 15 of the Exchange Act

            (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

            (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act

            (d) [_] Investment company registered under Section 8 of the Investment Company Act

            (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

            (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

            (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

            (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

            Not applicable

Item 4      Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)  Amount beneficially owned:  890,205 (1)

            (b)  Percent of class:  7.5% (2)

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote: 890,205

                 (ii)  Shared power to vote or to direct the vote: -0-

                 (iii) Sole power to dispose or to direct the disposition of:
                       890,205

                 (iv)  Shared power to dispose or to direct the disposition of:
                       -0-

            (1)  Includes warrants to purchase 296,735 shares of Common Stock.

            (2) Calculated on the basis of 11,526,835 shares of Common Stock outstanding on November 2, 2001, according to the Form 10-Q of the Issuer for the period ended September 30, 2001.

Item 5      Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable

Item 8      Identification and Classification of Members of the Group.

            Not applicable

Item 9      Notice of Dissolution of Group.

            Not applicable

Item 10     Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002          EASTON HUNT CAPITAL PARTNERS, L.P.
                                  By:  EHC GP, L.P.
                                       Its general partner
                                  By:  EHC, Inc.
                                       Its general partner

                                  By:  /s/ Richard P. Schneider
                                       -----------------------------------------
                                       Name:  Richard P. Schneider
                                       Title: Vice President